                                 SCHEDULE 14A
                   Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             COLTEC INDUSTRIES INC
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:


    (2) Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


    (4) Proposed maximum aggregate value of transaction:


    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO]                                                  COLTEC INDUSTRIES INC
                                                        3 COLISEUM CENTRE
                                                        2550 WEST TYVOLA ROAD
                                                        CHARLOTTE, NC 28217

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1998

To the Shareholders of Coltec Industries Inc:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coltec Industries Inc ('Coltec') will be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, on Thursday, May 7, 1998, at 9:30 a.m., local time, for the following purposes and for the transaction of such other business as may be properly brought before the meeting:

          1. Electing a Board of Directors consisting of eight members. [Proposal 1]

          2. Acting upon a proposal to approve an increase in the number of shares of Common Stock authorized to be issued under the 1992 Stock Option and Incentive Plan. [Proposal 2]

          3. Acting upon a proposal to approve Amendment No. 3 to the 1994 Stock Option Plan for Outside Directors. [Proposal 3]

          4. Ratifying the appointment of Arthur Andersen LLP as the independent public accountants of Coltec to serve as such at the pleasure of the Board of Directors. [Proposal 4]

     Only holders of record of Common Stock of Coltec at the close of business on March 10, 1998, are entitled to notice of the meeting and to vote thereat and at any and all adjournments thereof.

                                          By Order of the Board of Directors

                                          Robert J. Tubbs
                                          Secretary

March 20, 1998

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT
          TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED
         PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID
                                   ENVELOPE.

--------------------------------------------------------------------------------

[LOGO]                                            COLTEC INDUSTRIES INC
                                                  3 COLISEUM CENTRE
                                                  2550 WEST TYVOLA ROAD
                                                  CHARLOTTE, NC 28217

--------------------------------------------------------------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Coltec Industries Inc ('Coltec') for use at the Annual Meeting of Shareholders of Coltec to be held on May 7, 1998, and at any adjournments thereof (the 'Annual Meeting'). The approximate date on which this Proxy Statement and the accompanying proxy will first be sent to Coltec's shareholders is March 20, 1998. Any proxy being solicited herewith may be revoked at any time prior to its exercise, but the revocation of the proxy shall not be effective until notice thereof has been given to the Secretary of Coltec. Appearance in person at the Annual Meeting will not constitute a revocation of an otherwise valid proxy. In the event that shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Annual Meeting. All proxies will be voted in accordance with the instructions contained thereon. If no specific instructions are given, the proxy will be voted in accordance with the recommendations of the Board of Directors of Coltec (the 'Board of Directors').

     Each holder of record of shares of Common Stock, par value $.01 per share of Coltec (the 'Common Stock') on March 10, 1998 is entitled to vote every share held in his or her name on the books of Coltec. On March 10, 1998, there were outstanding 65,943,010 shares of Common Stock, (not including 4,559,438 shares held in treasury and 25,000,000 shares held by a wholly-owned subsidiary, which cannot be voted by Coltec). Each share of Common Stock which may be voted at the Annual Meeting is entitled to one vote on all matters to be considered. Votes will be counted and certified by the Inspector of Election, who is an employee of ChaseMellon Shareholder Services, L.L.C., Coltec's independent Transfer Agent and Registrar. Under Securities and Exchange Commission rules, boxes and designated blank spaces are provided on the accompanying form of proxy for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for director or to abstain on Proposals 2, 3 or 4. In accordance with Pennsylvania law, Coltec's Amended and Restated Articles of Incorporation and Coltec's Bylaws, abstentions and broker non-votes (which occurs when a broker or nominee cannot vote on a matter because it is not considered routine) will not be counted in the calculation of the vote on a proposal, and will have no effect on the outcome of a proposal. Under New York Stock Exchange (the 'NYSE') rules, the election of directors and appointment of independent auditors are considered routine items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

     The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote is the required quorum for the transaction of business at the meeting.


     Your vote is important. Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy.

PROPOSAL 1--ELECTION OF DIRECTORS

     One purpose of the meeting is to elect eight directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The eight nominees receiving the greatest number of votes cast by the holders of the Common Stock entitled to vote at the meeting will be elected directors of Coltec (assuming a quorum is present). Unless directed to the contrary, the shares of Common Stock represented by valid proxies will be voted for the election of all eight nominees listed below. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. In the event that, by reason of death or other unexpected occurrence, any one or more of such nominees shall not be available for election, the persons named as proxies in the form of proxy have advised the Board of Directors that they will vote for such substitute nominees as the Board of Directors may propose. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed below becomes unable or unwilling to serve.

     All nominees are currently directors of Coltec and, except for Mr. Nishan Teshoian, were previously elected by the shareholders. Mr. Teshoian was elected by the Board of Directors in January 1998.

                                                                                                        DIRECTOR OF
                                                                                                         COLTEC (OR
                                                                                                        PREDECESSOR)
NAME, AGE AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS                                                   SINCE
--------------------------------------------------------                                                ------------
Joseph R. Coppola, 67................................................................................       1994
Member of the Audit Committee, member of the Stock Option and Compensation Committee (the
'Compensation Committee') and Chairman of the Nominating and Corporate Governance Committee (the
'Nominating Committee') of Coltec. Chairman, Chief Executive Officer and President of Giddings &
Lewis, Inc. ('Giddings & Lewis'), a machine tool manufacturing company from July 1993 to retirement from Giddings & Lewis in July 1997. From prior to 1993 to July 1993 he was Senior Vice President,
Manufacturing Services of Cooper Industries, Inc. ('Cooper Industries'), a diversified manufacturing company. Director of Belden Inc., a manufacturer of electrical wire and cable.

William H. Grigg, 65.................................................................................       1996
Chairman of the Audit Committee and member of the Nominating Committee of Coltec. Chairman and Chief
Executive Officer of Duke Power Company, now Duke Energy Corporation, ('Duke'), a public utility company, from April 1994 to June 1997. Mr. Grigg retired from Duke in December 1997. Vice Chairman of
Duke from prior to 1993 to April 1994. Director of Duke and the following mutual funds: Hatteras
Income Securities Inc., Nations Fund Inc., Nations Fund Trust, Nations Fund Portfolios Inc., Nations
LifeGoal Portfolios Inc., Nations Institutional Reserves Inc., Nations Government Income Term Trust
2003, Inc., Nations Government Income Term Trust 2004, Inc. and Nations Balanced Target Maturity Inc.
Director of Shaw Group, Inc., a designer, manufacturer and service provider of complex piping systems.


John W. Guffey, Jr., 60..............................................................................       1991
Chairman of the Board and Chief Executive Officer of Coltec since January 1998. Chairman of the
Board, Chief Executive Officer and President of Coltec from February 1995 to December 1997. Member of the Executive Committee and member of the Nominating Committee of Coltec. President and Chief
Operating Officer of Coltec from prior to 1993 to January 1995. Director of Gleason Corp., a manufacturer of machine tools.

David D. Harrison, 50................................................................................       1996
Executive Vice President and Chief Financial Officer of Coltec since January 1997. Executive Vice
President, Chief Financial Officer and Treasurer of Coltec from October 1996 to January 1997.
Executive Vice President and Chief Financial Officer of Pentair Inc., a diversified manufacturing company, from February 1994 to August 1996. From prior to 1993 to February 1994 Vice President,
Finance of General Electric Appliances Canada (CAMCO), a manufacturing company.

David I. Margolis, 68................................................................................       1963
Chairman of the Executive Committee of Coltec since October 1994. Chairman of the Board and Chief
Executive Officer of Coltec from prior to 1993 to retirement from Coltec in January 1995. Director of
Burlington Industries, Inc., a manufacturer of textiles.

Joel Moses, 56.......................................................................................       1992
Chairman of the Compensation Committee and member of the Executive Committee of Coltec. Provost,
Massachusetts Institute of Technology ('MIT'), since June 1995. D.C. Jackson Professor of Computer
Science and Engineering, MIT since prior to 1993. Dean, School of Engineering, MIT, from prior to
1993 to June 1995. Director of Analog Devices, Inc., a manufacturer of integrated circuits.

                                                                                                        DIRECTOR OF
                                                                                                         COLTEC (OR
                                                                                                        PREDECESSOR)
NAME, AGE AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS                                                   SINCE
--------------------------------------------------------                                                ------------
Richard A. Stuckey, 66...............................................................................       1994
Member of the Audit Committee and member of the Compensation Committee of Coltec. Chief Economist,
E.I. du Pont de Nemours and Company, Inc. ('du Pont'), a diversified chemical manufacturing company, from prior to 1993 to retirement from du Pont in December 1994. Economic consultant since January
1995.

Nishan Teshoian, 56..................................................................................       1998
President and Chief Operating Officer of Coltec since January 1998. Chairman of the Board and Chief
Executive Officer of Keystone International Inc. ('Keystone'), a diversified manufacturing company, from August 1995 to December 1997. Executive Vice President of the Tools and Hardware Division of
Cooper Industries from June 1993 to July 1995. President of the Belden Division of Cooper Industries
from prior to 1993 to August 1993.

EXECUTIVE AND SENIOR OFFICERS OF COLTEC


     Information concerning the executive senior officers of Coltec is as follows (unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Coltec):

                                                   PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT/MATERIAL
             NAME AND AGE                                 POSITIONS HELD DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
Joseph F. Andolino (45)                  Group President and Vice President, Taxes since July 1997. Vice
                                         President, Taxes from March 1997 to June 1997. Staff Vice President,
                                         Taxes from June 1995 to March 1997. Senior Tax Counsel of AlliedSignal
                                         Inc., a diversified manufacturing company, from prior to 1993 to May
                                         1995.

Michael J. Burdulis (52)                 Senior Vice President, Group Operations since June 1996. Group President from January 1995 to May 1996. President of the Garlock Sealing
                                         Technologies Division from February 1994 to December 1994. President of the Central Moloney Transformer Division from prior to 1993 to January
                                         1994.

Richard L. Dashnaw (61)                  Senior Vice President, Group Operations and President of the Fairbanks
                                         Morse Engine Division since January 1994. Group President and President of the Fairbanks Morse Engine Division from prior to 1993 to December
                                         1993.

John W. Guffey, Jr. (60)                 Chairman of the Board and Chief Executive Officer since January 1998.
                                         Chairman of the Board, Chief Executive Officer and President from
                                         February 1995 to December 1997. President and Chief Operating Officer
                                         from prior to 1993 to January 1995.

David D. Harrison (50)                   Executive Vice President and Chief Financial Officer since January 1997.
                                         Executive Vice President, Chief Financial Officer and Treasurer from
                                         October 1996 to January 1997. Executive Vice President and Chief
                                         Financial Officer of Pentair Inc. from February 1994 to August 1996.
                                         From prior to 1993 to February 1994 Vice President, Finance of General
                                         Electric Appliances Canada (CAMCO).

Paul R. Kuhn (56)                        Senior Vice President, Group Operations since January 1998. Group
                                         President and President of Chandler Evans Control Systems Division from
                                         January 1993 to December 1997.

                                                   PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT/MATERIAL
             NAME AND AGE                                 POSITIONS HELD DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
John N. Maier (46)                       Vice President and Controller since March 1997. Staff Vice President and
                                         Controller from March 1995 to March 1997. Vice President and Controller of Lukens, Inc, a specialty steel and industrial products company, from prior to 1993 to February 1995.

Laurence H. Polsky (54)                  Executive Vice President, Administration since January 1994. Senior Vice
                                         President, Administration from prior to 1993 to December 1993.

Nishan Teshoian (56)                     President and Chief Operating Officer since January 1998. Chairman of the Board and Chief Executive Officer of Keystone from August 1995 to
                                         December 1997. Executive Vice President of Operations of the Tools and
                                         Hardware Division of Cooper Industries from June 1993 to July 1995.
                                         President of the Belden Division of Cooper Industries from prior to 1993 to August 1993.

Robert J. Tubbs (50)                     Executive Vice President, General Counsel and Secretary since January
                                         1997. Senior Vice President, General Counsel and Secretary from November
                                         1995 to January 1997. Senior Vice President and General Counsel from
                                         March 1995 to November 1995. General Counsel-Operations of Olin
                                         Corporation ('Olin'), a chemical and metals manufacturing company, from
                                         May 1993 to February 1995. Deputy General Counsel of Olin from prior to
                                         1993 to May 1993.

     All officers serve at the pleasure of the Board of Directors. None of the executive officers or directors of Coltec is related to any other executive officer or director by blood, marriage or adoption.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors held 11 meetings during l997. The Board of Directors has standing audit, compensation, executive and nominating committees.

     The Audit Committee, which currently consists of Mr. Grigg (Chairman) and Messrs. Coppola and Stuckey, held two meetings during l997. This Committee meets with representatives of Coltec's independent public accountants, Coltec's internal auditors and representatives of its financial and legal departments, to consider matters relating to the annual audit (including objectives, scope and fees) and such other matters as such auditors and representatives wish to raise for consideration. This Committee also reviews with representatives of the financial departments, internal auditors and representatives of Coltec's independent public accountants, recommendations of any of such auditors to improve internal accounting procedures and controls. This Committee reports to the Board of Directors and serves as liaison between the Board of Directors and Coltec's independent public accountants.


     The Compensation Committee, which consists of Professor Moses (Chairman) and Messrs. Coppola and Stuckey, held nine meetings during 1997. This Committee prescribes salaries, incentive awards and other compensation of the executive officers of Coltec. This Committee also administers certain of Coltec's compensation plans.

     The Executive Committee, which consists of Mr. Margolis (Chairman) and Messrs. Guffey and Moses, did not hold any meetings in 1997. This Committee provides oversight of Board affairs, oversight of relationships with principal shareholders, long-term strategic planning, and advice on political and legislative matters.

     The Nominating Committee, which consists of Mr. Coppola (Chairman) and Messrs. Grigg and Guffey, was established in May 1997 and did not hold any meetings during 1997. The Nominating Committee recommends candidates for election to the Board of Directors and provides oversight of matters relating to corporate governance. The Nominating Committee will consider recommendations for director nominees for election at the 1999 Annual Meeting of Shareholders that are submitted by shareholders in writing to the Secretary of Coltec by November 20, 1998.

     During l997, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he served.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information with respect to persons known to Coltec (as of March 10, 1998) to be the beneficial owners of more than five percent of the Common Stock. This information is based solely on statements made in Schedule 13G filings of beneficial owners with the Securities and Exchange Commission and the beneficial ownership positions contained in such filings and set forth below may have changed since the date on which such filings were made.

                                                                                           AMOUNT AND
                                                                                           NATURE OF
                                                                                           BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OWNERSHIP     CLASS (A)
------------------------------------                                                       ----------    ----------
J.P. Morgan & Co. Incorporated .........................................................    9,544,034(b)    14.5
  60 Wall Street
  New York, NY 10260

Neuberger & Berman, LLC ................................................................    6,686,704(c)    10.1
  605 Third Avenue
  New York, NY 10158


GSB Investment Management, Inc .........................................................    4,402,064(d)     6.7
  301 Commerce Street, Suite 1501
  Fort Worth, TX 76102

FMR Corp. ..............................................................................    3,706,575(e)     5.6
  82 Devonshire Street
  Boston, MA 02109

------------------
(a) The percentage is calculated on the basis of 65,943,010 shares of Common Stock outstanding on March 10, 1998.
(b) In its Amendment No. 7 to its Schedule 13G, J.P. Morgan & Co. Incorporated reported that it had sole voting power for 6,607,959 shares, shared voting power for 11,750 shares, sole investment power for 9,491,784 shares and shared investment power for 51,570 shares and that it had filed such
    Schedule 13G as a parent holding company.
(c) In its Amendment No. 2 to its Schedule 13G dated February 4, 1998, Neuberger & Berman, LLC reported that it had sole voting power for 1,297,277 shares, shared voting power for 4,893,900 shares and shared investment power for 6,686,704 shares and that it had filed such Schedule 13G as a broker dealer, registered investment adviser and registered investment company.
(d) In its Amendment No. 1 to its Schedule 13G dated February 10, 1998, GSB Investment Management, Inc. reported that it had sole voting power for 1,623,024 shares, sole investment power for 4,166,214 shares and shared investment power for 235,850 shares and that it had filed such Schedule 13G as a registered investment adviser.
(e) In its Schedule 13G dated February 14, 1998, FMR Corp. reported that it had sole voting power over 175 shares and sole investment power over 3,706,575 shares and that it had filed such Schedule 13G as a parent holding company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is information as of March 10, 1998 (except as set forth in footnote (c) below with regard to shares in the Coltec Retirement Savings Plan for Salaried Employees, the information with respect to which is as of December 31, 1997), concerning the ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table and all current directors and executive officers of Coltec as a group:

                                                                                           AMOUNT AND
                                                                                            NATURE OF
                                                                                           BENEFICIAL      PERCENT OF
NAME                                                                                      OWNERSHIP (A)    CLASS (B)
----                                                                                      -------------    ----------
Michael J. Burdulis (c)................................................................       115,516            *
Joseph R. Coppola......................................................................         8,000            *
William H. Grigg.......................................................................         4,245            *

John W. Guffey, Jr. (c) (d)............................................................       647,956            *
David D. Harrison (c)..................................................................       130,671            *
David I. Margolis......................................................................       352,844            *
Joel Moses.............................................................................        11,129            *
Laurence H. Polsky (c).................................................................       249,258            *
Richard A. Stuckey.....................................................................         8,200            *
Nishan Teshoian........................................................................        35,000            *
Robert J. Tubbs (c)....................................................................       102,251            *
All directors and executive officers as a group, consisting of 15 persons..............     2,078,686          3.1

------------------
*Less than 1%.

(a) Includes shares subject to options exercisable on or within 60 days of March 10, 1998 as follows: Mr. Burdulis, 99,000 shares; Mr. Coppola, 7,000 shares; Mr. Grigg, 2,000 shares; Mr. Guffey, 454,000 shares; Mr. Harrison 50,000 shares; Professor Moses, 8,000 shares; Mr. Polsky, 212,000 shares; Mr. Stuckey, 8,000 shares; Mr. Tubbs, 99,000 shares; and all directors and executive officers as a group, 1,272,000 shares.

(b) The percentages are calculated on the basis of 65,943,010 shares of Common Stock outstanding on March 10, 1998, plus, for any individual or the group, that number of shares deemed to be outstanding because the indicated persons or certain members of the group, respectively, have the right to acquire beneficial ownership within 60 days after such date.

(c) As participants in the Coltec Retirement Savings Plan for Salaried Employees (the 'Savings Plan'), Messrs. Burdulis, Guffey, Harrison, Polsky and Tubbs have the following shares of Common Stock credited to their individual accounts as of December 31, 1997 and such shares are included in the table above: Mr. Burdulis, 5,900 shares; Mr. Guffey, 6,216 shares; Mr. Harrison, 671 shares; Mr. Polsky, 2,944 shares; and Mr. Tubbs, 1,697 shares.

(d) Includes 12,584 shares owned by the Guffey Family Foundation. Mr. Guffey disclaims beneficial ownership of such shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation of Coltec's Chief Executive Officer and each of the four other most highly compensated executive officers of Coltec (determined as of December 31, 1997) (hereinafter referred to as the 'named executive officers') for the fiscal years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                               -----------------------------------------
                                         ANNUAL COMPENSATION                             AWARDS                 PAYOUTS
                           -----------------------------------------------     ---------------------------     ---------
          (A)              (B)        (C)          (D)            (E)              (F)             (G)            (H)
-----------------------    ----     -------     ---------     ------------     ------------     ----------     ---------
                                                              OTHER ANNUAL      RESTRICTED      SECURITIES       LTIP
NAME AND PRINCIPAL                  SALARY        BONUS       COMPENSATION     STOCK AWARDS     UNDERLYING      PAYOUTS
POSITION                   YEAR       ($)          ($)            ($)             ($)(1)         OPTIONS        ($)(2)
-----------------------    ----     -------     ---------     ------------     ------------     ----------     ---------
John W. Guffey, Jr.....    1997     727,680     2,200,000          --                   --        700,000        525,350
Chairman of the Board,     1996     693,000     1,300,000          --              152,584             --      1,396,500
President(*) and Chief     1995     666,360       944,000          --                   --        550,000             --
Executive Officer

Laurence H. Polsky.....    1997     342,600       800,000          --                   --             --        150,100
Executive Vice             1996
President,                          326,280       475,000          --               26,708             --        441,000
Administration             1995     307,800       350,000          --                   --        250,000             --

David D. Harrison......    1997     381,420       800,000          --                   --             --             --
Executive Vice             1996
President                           123,340       400,000          --            1,041,250        250,000             --
and Chief Financial
Officer

Robert J. Tubbs........    1997     283,000       650,000          --                   --         55,000        105,207
Executive Vice             1996
President,                          231,060       350,000          --                   --             --             --
General Counsel and        1995     183,400       180,000          --                   --        220,000             --
Secretary

Michael J. Burdulis....    1997     250,000       400,000          --                   --             --             --
Senior Vice President,     1996     230,040       190,000          --                   --         55,000             --
Group Operations

          (A)                (I)
-----------------------  ------------
                          ALL OTHER
NAME AND PRINCIPAL       COMPENSATION
POSITION                    ($)(3)
-----------------------  ------------
John W. Guffey, Jr.....     210,650
Chairman of the Board,      328,205
President(*) and Chief      111,920
Executive Officer


Laurence H. Polsky.....     401,213
Executive Vice
President,                  141,708
Administration               49,167

David D. Harrison......     147,471
Executive Vice
President                   166,762
and Chief Financial
Officer

Robert J. Tubbs........     145,978
Executive Vice
President,                   95,321
General Counsel and          28,456
Secretary

Michael J. Burdulis....      46,401
Senior Vice President,       88,678
Group Operations

------------------

(*) Mr. Guffey ceased to be the President of Coltec in January 1998.

(1) The restricted stock owned by each of the named executive officers at December 31, 1997 and the values thereof based on the closing price of the Common Stock on December 31, 1997 were as follows: Mr. Guffey, 43,050 shares, $998,222; Mr. Polsky, 14,233 shares, $330,028; and Mr. Harrison, 46,667 shares, $1,082,091. With respect to Mr. Guffey's shares, restrictions on 26,674 shares lapsed on January 2, 1998 and restrictions on an additional 8,188 shares are scheduled to lapse on each of January 2, 1999 and 2000. With respect to Mr. Polsky's shares, restrictions on 5,824 shares lapsed on January 2, 1998, restrictions on an additional 5,824 shares are scheduled to lapse on January 2, 1999 and restrictions on 2,585 shares are scheduled to lapse on January 2, 2000. With respect to Mr. Harrison's shares, restrictions on 23,333 shares are scheduled to lapse on August 1, 1998 and restrictions on an additional 23,334 shares are scheduled to lapse on August 1, 1999. Any dividends payable on the Common Stock would be paid to the named executive officers without any restrictions.

(2) The amounts for 1997 are payments in January 1998 of the value of the three-year 1995 Performance Cycle that ended on December 31, 1997 pursuant to the 1994 Long-Term Incentive Plan. One-third of such amounts were converted into restricted stock (7,760 shares for Mr. Guffey, 2,217 shares for Mr. Polsky and 1,554 shares for Mr. Tubbs) with restrictions scheduled to lapse in three equal annual installments beginning January 1, 1999.

(3) Pursuant to the Savings Plan, the amounts credited by Coltec for 1997, 1996 and 1995 for each of the named executive officers were as follows: Mr. Guffey, $9,500 for 1997 and $9,000 for each of 1996 and 1995; Mr. Polsky, $9,500 for 1997 and $9,000 for each of 1996 and 1995; Mr. Harrison, $9,500 for 1997 and $3,500 for 1996; Mr. Tubbs, $9,500 for 1997, $9,000 for 1996

    and $6,990 for 1995; and Mr. Burdulis, $9,500 for 1997 and $9,000 for 1996,
    and such amounts are included in the amounts in column (i) above.

    Pursuant to the defined contribution portion of the Benefits Equalization Plan, the amounts contributed by Coltec for 1997, 1996 and 1995 for each of the named executive officers were as follows: Mr. Guffey, $112,161 for 1997, $89,220 for 1996 and $82,281 for 1995; Mr. Polsky, $39,556 for 1997,
    $31,577 for 1996 and $33,468 for 1995; Mr. Harrison, $37,367 for 1997 and
    $2,050 for 1996; Mr. Tubbs, $28,481 for 1997, $15,664 for 1996 and $2,914
    for 1995; and Mr. Burdulis $16,901 for 1997 and $10,982 for 1996, and such amounts are included in the amounts in column (i) above.

    The costs to Coltec for 1996 and 1995 for whole life insurance, measured by the excess of premiums paid over the cash surrender value, were as follows:
    Mr. Guffey, $16,772 for 1996 and $20,639 for 1995; Mr. Polsky, $6,699 for
    1995; Mr. Harrison, $26,033 for 1996; Mr. Tubbs, $18,455 for 1996 and
    $18,552 for 1995; and Mr. Burdulis, $4,117 for 1996, and such amounts are included in the amounts in column (i) above. The whole life insurance program was changed in 1997 so that Coltec is reimbursed from the insurance proceeds paid upon an executive's death for the premiums it previously paid. The total premium paid for the named executive officers in 1997 were as follows: Mr. Guffey, $85,000; Messrs. Polsky, Harrison and Tubbs, $35,000; and Mr. Burdulis $20,000, and such amounts are included in the amounts in column (i) above.

    Relocation expenses in 1997 and 1996 in connection with the move of the corporate office to Charlotte, North Carolina, for each of the named executive officers were as follows: Mr. Guffey, $3,989 for 1997 and $213,213 (including $93,778 as reimbursement for taxes) for 1996; Mr. Polsky, $57,157 (including $26,818 as reimbursement for taxes) for 1997 and $101,131 (including $36,846 as reimbursement for taxes) for 1996; Mr. Harrison, $3,104 (including $2,152 as reimbursement for taxes) for 1997 and $135,179 (including $57,306 as reimbursement for taxes) for 1996; Mr. Tubbs, $72,997 (including $2,535 as reimbursement for taxes) for 1997 and $52,202 (including $19,219 as reimbursement for taxes) for 1996; and Mr. Burdulis, $64,579 (including $17,123 as reimbursement for taxes) for 1996.

    The amounts for 1997 for Messrs. Polsky and Harrison include payments ($260,000 to Mr. Polsky and $62,500 to Mr. Harrison) pursuant to arrangements negotiated by each at the time of their employment to compensate them for the difference between agreed upon option exercise prices and the option exercise prices granted under the 1992 Stock Option and Incentive Plan. Most of the amount for Mr. Polsky, after withholding tax deductions, was used by Mr. Polsky in 1997 to purchase shares of Common Stock.

STOCK OPTIONS

     The following table contains information concerning 1997 grants of stock options under Coltec's 1992 Stock Option and Incentive Plan to the named executive officers and the potential realizable value of these option grants based on assumed rates of stock appreciation of 5% and 10% per year over the 10-year term of the options.

                             OPTION GRANTS IN 1997

                                                                                               POTENTIAL REALIZABLE
                                                                                                       VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                                                                               OF STOCK APPRECIATION
                                                                                                        FOR
                                     INDIVIDUAL GRANTS                                              OPTION TERM
-------------------------------------------------------------------------------------------   -----------------------
                (A)                      (B)          (C)         (D)            (E)             (F)          (G)
                                      NUMBER OF       % OF
                                      SECURITIES     TOTAL
                                      UNDERLYING    OPTIONS     EXERCISE
                                       OPTIONS     GRANTED TO   OR BASE
                                       GRANTED     EMPLOYEES     PRICE
NAME                                    (#)(1)      IN 1997      ($/SH)    EXPIRATION DATE      5%($)        10%($)
------------------------------------  ----------   ----------   --------   ----------------   ---------    ----------
John W. Guffey, Jr..................    700,000       66        $ 22.19     October 8, 2007   9,768,570    24,755,570
Robert J. Tubbs.....................     55,000         .5      $ 18.875    January 8, 2007     652,878     1,654,510

------------------

(1) For Mr. Guffey, the options are nonqualified options exercisable to the extent of 33 1/3% of the total commencing October 9, 1998 with an additional 33 1/3% becoming exercisable annually thereafter until fully exercisable on October 9, 2000. For Mr. Tubbs, the options are nonqualified options exercisable to the extent of 20% of the total commencing January 9, 1998 with an additional 20% becoming exercisable annually thereafter until fully exercisable on January 9, 2002. Exercise of an option may be by payment of cash, the transfer of negotiable certificates representing whole shares of Coltec Common Stock or, subject to the approval of the Compensation Committee, the withholding of Common Stock which would otherwise have been received upon exercise of the option, or any combination thereof. The option agreements contain provisions protecting the option holder in the event of a change-in-control (as defined). See 'Employment Contracts, Severance Arrangements and Change-In-Control Arrangements' for additional information.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers concerning the options held as of December 31, 1997. None of the named executive officers have exercised any options during 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                      AND DECEMBER 31, 1997 OPTION VALUES



               (A)                      (B)          (C)                   (D)                             (E)
---------------------------------   -----------    --------    ----------------------------    ----------------------------
                                                                                                         VALUE OF
                                                                   NUMBER OF SECURITIES                UNEXERCISED
                                                                  UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                        OPTIONS AT                      OPTIONS AT
                                      SHARES                        DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                    ACQUIRED ON     VALUE      ----------------------------    ----------------------------
NAME                                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------   -----------    --------    -----------    -------------    -----------    -------------
John W. Guffey, Jr...............         --           --        514,000        1,076,000      $ 5,057,126     $ 5,121,750
Laurence H. Polsky...............         --           --        212,000          158,000        1,780,750       1,901,125
David D. Harrison................         --           --         50,000          200,000          415,625       1,662,500
Robert J. Tubbs..................         --           --         88,000          187,000          944,500       1,653,938
Michael J. Burdulis..............         --           --         93,000          117,000          880,688       1,216,188

------------------

(1) Total value of options based on fair market value of Coltec Common Stock of $23.1875 as of December 31, 1997.

PENSION PLAN

     The following table shows the estimated annual pension benefits payable to a covered participant upon retirement at normal retirement age (age 65) on a single life annuity basis under Coltec's qualified defined benefit plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based for the most part on five-year average final compensation (salary and bonus during the 60 highest-paid consecutive months out of the last 120 months of service) and years of credited service with Coltec and its subsidiaries and not subject to deduction for Social Security or other payments:

   FIVE-YEAR AVERAGE
  FINAL COMPENSATION                               YEARS OF CREDITED SERVICE
-----------------------   ----------------------------------------------------------------------------
                             10          15           20            25            30            35
                          --------    --------    ----------    ----------    ----------    ----------
$ 300,000..............   $ 48,800    $ 73,200    $   97,600    $  122,000    $  146,400    $  170,800
  400,000..............     65,800      98,700       131,600       164,500       197,400       230,000
   600,000.............     99,800     149,700       199,600       249,500       299,400       349,300
   800,000.............    133,800     200,700       267,600       334,500       401,400       468,300
 1,000,000.............    167,800     251,700       335,600       419,500       503,400       587,300

 1,200,000.............    201,800     302,700       403,600       504,500       605,400       706,300
 1,400,000.............    235,800     353,700       471,600       589,500       707,400       825,300
 1,600,000.............    269,800     404,700       539,600       674,500       809,400       944,300
 1,800,000.............    303,800     455,700       607,600       759,500       911,400     1,063,300
 2,000,000.............    337,800     506,700       675,600       844,500     1,013,400     1,182,300
 2,200,000.............    371,800     557,700       743,600       929,500     1,115,400     1,301,300
 2,400,000.............    405,800     608,700       811,600     1,014,500     1,217,400     1,420,300
 2,600,000.............    439,800     659,700       879,600     1,099,500     1,319,400     1,539,300
 2,800,000.............    473,800     710,700       947,600     1,184,500     1,421,400     1,658,300
 3,000,000.............    507,800     761,700     1,015,600     1,269,500     1,523,400     1,777,300

     As of December 31, 1997, the five-year average final compensation (or average compensation for all months of credited service for a participant with less than 60 months of service) and current years of credited service for each of the following persons were: Mr. Guffey, $1,457,928 and 19 years (includes 7 years of credited service as an employee of one of Coltec's subsidiary corporations); Mr. Polsky, $624,564 and 6 years; Mr. Harrison $678,362 and 1 year; Mr. Tubbs $426,760 and 3 years; and Mr. Burdulis, $298,156 and 29 years (includes 13 years of credited service as an employee of one of Coltec's subsidiary corporations). Compensation covered under the pension plans includes amounts reported in columns (c) and (d) of the Summary Compensation Table. Coltec has agreed to calculate the pension benefits of Messrs. Guffey and Burdulis as if their prior service with a subsidiary was earned under the plan (which service is included in the figures set forth above).

                           COMPENSATION OF DIRECTORS

     Directors who are not also employees of Coltec receive a retainer at the annual rate of $25,000 ($30,000 if Chairperson of a Committee) and receive $1,250 per meeting for attendance at meetings of the Board of Directors and its committees with a maximum of $2,000 for more than one meeting on the same day ($2,500 if Chairperson of one of the meetings). A fee of $750 is paid for each meeting of the Board of Directors held by written unanimous consent or where the attendance of the director at such meeting is by means of a telephone conference or similar communications equipment. The Board of Directors has established a retirement age policy which provides that a director shall not be eligible for nomination to the Board of Directors if such person has attained the age of 70. The pension arrangement for directors who are not entitled to a pension from Coltec or any subsidiary thereof was terminated in July 1996 for all directors serving at that time. In accordance with the 1997 Restricted Stock Plan for Outside Directors (the 'Restricted Stock Plan') approved by shareholders at the 1997 Annual Meeting of Shareholders, the present value of the accrued lifetime pension benefit for these directors was calculated and arrangements were made to convert these amounts to restricted stock based on market values on the dates the directors would otherwise have vested in pension benefits. In accordance with this arrangement, on June 11, 1997, Professor Moses was granted 929 shares of restricted stock. The restrictions on the shares granted under the Restricted Stock Plan will lapse upon termination of such director's membership on the Board of

Directors. Directors elected after July 1996 will receive restricted stock at the time of first election by the shareholders in a number of shares based on one-half of the amount of the director annual retainer in effect at that time and the then market value of the Common Stock. The Restricted Stock Plan was amended in January 1998 to provide that in the event of a change-in-control (as defined in the plan), all restrictions on assignment, transfer or other disposition of the restricted stock lapse.

     Payment of director retainer, committee or attendance fees may be deferred in whole or in part, at the option of a non-employee director, under Coltec's Deferred Compensation Plan for Non-Employee Directors (the 'Deferred Compensation Plan') adopted by the Board of Directors in January 1996. The Deferred Compensation Plan provides that any fees deferred thereunder shall be credited at the end of each quarter to (i) a share account, which allows for the purchase of share units that represent shares of Common Stock, (ii) a cash account, which pays interest at a rate based on the ninety-day Treasury bill rate over the past twelve months, or (iii) a combination of both. The amount deferred under the Deferred Compensation Plan will be paid, at the non-employee director's option, in a lump sum or over a ten-year period commencing on the first business day of the calendar year following the year during which the non-employee director ceases to be a director of Coltec. Messrs. Coppola and Stuckey participate in the Deferred Compensation Plan. As of December 31, 1997, Messrs. Coppola and Stuckey have 7,927 and 280 units, respectively, credited to their share account.

     Pursuant to the 1994 Stock Option Plan for Outside Directors of Coltec Industries Inc (the '1994 Stock Option Plan for Outside Directors'), non-employee directors in 1994 each received an initial grant of an option to purchase 10,000 shares of Common Stock and will receive subsequent option grants to purchase 2,000 shares of Common Stock on each alternate reelection date during their service on the Board of Directors. In July 1997, the Board of Directors approved Amendment No. 1 to the 1994 Stock Option Plan for Outside Directors to permit the holder of an option to transfer an option, subject to certain conditions, to the holder's immediate family or to a trust established solely for the benefit of one or more members of the holder's immediate family. In January 1998, the Board of Directors approved Amendment No. 2 to the 1994 Stock Option Plan for Outside Directors to provide for the acceleration of the vesting of all options to acquire Common Stock theretofore or thereafter granted in the event of a change-in-control (as defined in the plan). Subject to approval of Amendment No. 3 to the 1994 Stock Option Plan for Outside Directors, each non-employee director will receive option grants to purchase 3,000 shares of Common Stock on each reelection date, effective at the Annual Meeting, rather than option grants to purchase 2,000 shares of Common Stock on each alternate reelection date as provided previously. See 'Proposal 3--Approval of Amendment No. 3 to the 1994 Stock Option Plan for Outside Directors'. Unless earlier terminated by the Board of Directors of Coltec, the 1994 Stock Option Plan for Outside Directors will terminate on July 1, 2004 and no further options will be awarded after that date.

     In May 1995, the Board of Directors approved change-in-control arrangements for non-employee directors who do not continue to serve as a director of Coltec during any part of the two year period following a change-in-control for reasons other than voluntary resignation or voluntary choice not to stand for reelection. Pursuant thereto each such director would receive a lump sum payment equal to five times the amount of the director's annual retainer at the time he or she ceases to be a director.

                EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     All currently outstanding agreements granting restricted stock or stock options to the named executive officers in the Summary Compensation Table above contain change-in-control provisions. In the case of the restricted stock, in the event of a change-in-control, all restrictions on assignment, transfer or other disposition of the restricted stock lapse. In the case of stock options, in the event of a change-in-control, the options become fully exercisable or, in the alternative for options granted before October 9, 1997, the named executive officer may surrender all or part of his or her options to Coltec (or its successor) during a one-year period after the change-in-control in exchange for a cash payment for each option surrendered equal to the excess of the fair market value of the Common Stock on the date of surrender over the option price. Fair market value for this purpose equals the last sales price of the Common Stock on the surrender date on the NYSE Composite Tape (or, if no such sale occurred on such date, the last date preceding such date on which a sale was reported), except that, in the case of a change of ownership of more than 35% of the outstanding shares of Common Stock, fair market value means the amount of cash and fair market value of other consideration tendered for such outstanding shares.

     As of June 1, 1995, Coltec entered into employment agreements with Messrs. Guffey, Polsky and Tubbs. The agreements expire on May 31, 2000 for Mr. Guffey, on May 31, 1999 for Mr. Polsky and on May 31, 1999 for Mr. Tubbs (pursuant to an amendment dated January 1997). As of August 19, 1996, Coltec entered into an employment agreement with Mr. Harrison that expires on August 18, 2001. As of March 31, 1997 Coltec entered into an employment agreement with Mr. Burdulis that expires on March 20, 2000. As of January 1, 1998 Coltec entered into an employment agreement with Mr. Teshoian that expires on December 31, 2002. Compensation payable under the employment agreements is at current salary rates which may not be less than those in effect on June 1, 1995 (August 19, 1996 for Mr. Harrison, March 21, 1997 for Mr. Burdulis and January 1, 1998 for Mr. Teshoian), with participation in incentive and employee benefit plans at the discretion of the Board of Directors. Without the executive's consent, the executive cannot be assigned duties or responsibilities inconsistent with his position. If during the term of any such agreement a change-in-control (as defined in the agreements) occurs, the executive may terminate the agreement upon the happening of certain defined events and the executive is (i) to be paid a lump sum cash payment equal to (x) the sum of salary and the highest annual bonus paid over the prior three years (y) multiplied by a factor, which is five for Mr. Guffey, four for Messrs. Polsky, Harrison, Tubbs and Teshoian and three for Mr. Burdulis; (ii) to continue participation as an active participant in all Coltec perquisites as well as benefit plans and fringe benefit programs for a specified period of time from the date of termination. Such period of time for Mr. Guffey is five years, for Messrs. Polsky, Harrison, Tubbs and Teshoian is four years and for Mr. Burdulis is three years. Amounts to be paid are to include an additional tax gross-up covering any excise tax on any payments made or benefits provided to the executives. The June 1, 1995 agreements supersede all prior employment agreements. On December 18, 1997 the agreements were restated to incorporate a number of clarifications recommended by advisors to Coltec as well as a number of amendments including a provision to allow an executive, after a change-in-control, to terminate his employment for any reason during the 30-day period just prior to the 12-month anniversary of the change-in-control and for any reason just prior to the 24-month anniversary of the agreement. The restated agreements did not modify the term of the original agreements.

                    STOCK OPTION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, whose members are all non-employee directors of Coltec, is charged with establishing and monitoring Coltec's executive compensation program. The Compensation Committee is of the opinion that Coltec's total compensation program for executives should be competitive with the market and that each component should reflect both individual and Coltec performance. In order to ensure that Coltec's total compensation program meets these objectives, the Compensation Committee meets regularly with a recognized expert in executive compensation.

     Coltec's executive compensation program is designed in large part to reward senior management for the creation of shareholder value. This is accomplished by providing annual and longer-term incentives to achieve certain financial goals tied to business performance that, over time, should result in an increase in Coltec's stock price. In addition, a substantial portion of each executive's total compensation is represented by stock options. These stock options only have value if the stock price increases.

     Coltec considers its senior corporate officers, including the named executive officers, as a team for purposes of designing its total compensation program. The Compensation Committee has implemented this approach by using the same performance criteria to initially determine all senior officer incentive compensation awards and base actual awards on each individual senior officer's achievements and on the scope of the officer's responsibilities and years of experience in a given position. Therefore, the discussion below of the determination of Mr. Guffey's 1997 incentive award is also generally applicable to the determination of incentive awards for the other senior corporate officers.

BASE SALARY

     Base salaries for senior corporate officers are typically adjusted on an annual basis within the applicable salary range. The level of an executive's annual salary adjustment is based on the Compensation Committee's assessment of the executive's contribution to Coltec's profitability and the median base salaries paid to executives in similar positions at other companies. In determining competitive salary levels, Coltec relies on published survey data from a number of recognized surveys covering hundreds of companies including, but not necessarily limited to, companies in the Standard & Poor's 500 Index and/or The Dow Jones Industrial Average.

     Mr. Guffey's base salary was increased on January 1, 1997 from $693,000 to $727,680 to reflect his individual performance in 1996. The increase reflected the approximate median base salary level for other chief executive officers in companies of similar size and complexity as reported in the published surveys noted above, the experience of Mr. Guffey, and his contribution to Coltec's overall performance in 1996.

ANNUAL INCENTIVE (BONUS) COMPENSATION

     Coltec's Annual Incentive Plan (the 'Annual Plan') provides for an annual bonus pool for cash incentive awards for any year equal to 6% of Coltec's operating profit. No award may be paid in any year to participating executives unless the operating profit for that year exceeds $100 million. In addition, awards to either of the two executives with the highest base salaries at the end of a plan year cannot exceed 20% of the available bonus pool in any one year.

     Historically, annual incentive awards have been determined by Coltec's annual performance compared to its historical performance and the performance of other manufacturing companies included in the Fortune 1000 (formerly referred to as the Fortune 500 industrial companies) on the basis of return on assets and return on capital, two widely accepted measures for evaluating company business performance. For 1997 and forward, Coltec modified its Annual Plan to better support its Coltec 2000 initiative by emphasizing growth in earnings per share while maintaining comparatively high levels of return on assets and return on capital. Target bonus levels for participating executives are based on the same published survey data used to determine base salaries. The Compensation Committee has established target bonus levels which are payable for the achievement of corporate performance regarded by the Compensation Committee to be the equivalent of performance of other comparable manufacturing companies. If Coltec's actual performance exceeds the established target performance level, actual incentive compensation can significantly exceed individual incentive targets. Conversely, if actual performance does not meet established targets, actual incentive compensation can be reduced or eliminated.

     The level of Mr. Guffey's incentive compensation for 1997 was determined based on a review of Coltec's growth in earnings per share for 1997 and by comparing its performance with that of a selected group of competitor companies for the first nine months of 1997. This selected group of companies consists of Fortune 1000 companies which rank in the top 25% of Fortune 1000 manufacturing companies in terms of return on assets, return on equity, return on sales, ten-year average growth rate in earnings per shares, and ten-year average total return to shareholders. Many of these companies are included in the Standard & Poor's 500 Index and/or the Dow Jones Industrial Average.

     Mr. Guffey's incentive compensation reflects Coltec's 1997 earnings per share growth and relative performance compared to that of the selected group of companies during the first nine months of 1997 based on return on assets and return on capital. These financial measures are generally accepted measures of annual performance in the investment community and those which the Compensation Committee believes significantly influence shareholder value. Further, the Compensation Committee believes that measuring both absolute (earnings per share growth) and relative (return on assets and return on capital) performance is at the forefront of thinking with respect to determining annual incentive compensation.

     Coltec's 1997 growth in earnings per share was 80%. Compared to its comparator companies, Coltec ranked in the top 20% for return on assets, the top 10% for return on capital and the top 10% for combined return on assets and return on capital. Further, for the first nine months of 1997, Coltec's growth in earnings per share (excluding extraordinary items) was the highest among these comparator companies. Based upon the experience and opinion of independent compensation advisors, it is projected that the sum of Mr. Guffey's 1997 salary plus bonus is comparable to that paid to other peer group chief executive officers with comparable 1997 financial performance.

     The Committee also considered a number of significant non-financial accomplishments that will benefit Coltec in future years. These include:

     o The completion of five acquisitions.

     o The recruitment of a new president and chief operating officer and the implementation of a plan of succession.

     o Achieving interim performance levels well above those contemplated in the Coltec 2000 initiative.

LONG-TERM PERFORMANCE PLANS

     The objective of Coltec's long-term compensation program is to measure and reward senior corporate officers for the achievement of long-term business goals linked to the increase in shareholder value. This program consists of the 1992 Stock Option and Incentive Plan (the 'Option Plan') and the 1994 Long-Term Incentive Plan (the '1994 Incentive Plan').

     The Option Plan provides for grants of stock options at an exercise price equal to the market price of the Common Stock on the date of grant. This plan ties awards directly to the growth in shareholder value by linking option recipient gains to Common Stock price increases above the exercise price. It is the Compensation Committee's general policy to make stock option grants to an executive once every four years, and more frequently to reflect the assignment of increased responsibilities.

     During 1997, the Compensation Committee and Mr. Guffey had numerous discussions regarding succession. As a result of these discussions, Mr. Guffey committed to remain with Coltec until such time that all critical executive succession issues have been resolved. In recognition of this commitment, the Compensation Committee granted Mr. Guffey options on 700,000 shares. This grant positions Mr. Guffey's stock option position at competitive levels and is in lieu of, and approximates in number of shares, the future grants which Mr. Guffey would likely receive between now and his normal retirement date. Mr. Tubbs was the only other named executive officer to receive a stock option grant in 1997.


     The 1994 Incentive Plan replaced the 1992 Long-Term Performance Plan. Both the 1994 Incentive Plan and its predecessor plan were designed to focus Coltec's senior corporate and divisional executives on certain financial goals deemed essential for Coltec's long-term profitability and continued increase in shareholder value, but which may not be directly tied to short-term increases in the market value of Coltec's Common Stock.

     The 1994 Incentive Plan provides for annual grants of performance units ('Units') to senior corporate officers of Coltec and its subsidiaries who are selected by the Compensation Committee. Amounts paid under the 1994 Incentive Plan qualify as 'performance-based' compensation which is excludable from the $1 million executive compensation deduction limit (Section 162(m) of the Internal Revenue Code of 1986, as amended) passed by Congress in 1993.

     The value of each Unit is determined on the basis of Coltec's cumulative operating profit measured over a three-year performance cycle. The 1994 Incentive Plan provides that no more than 300,000 Units may be awarded for any performance cycle and that no more than 50,000 Units may be awarded to any participant in a given cycle. For the 1997 performance cycle, Mr. Guffey received 35,000 Units reflecting his responsibilities as Chairman and Chief Executive Officer.

     For each three-year performance cycle, the original threshold level for cumulative operating profit was $600 million to be adjusted upward or downward for significant acquisitions or divestitures. If that operating profit is achieved, each Unit will have an award value of $12 and will increase by $.0333 for each $1 million that cumulative operating profit for the award cycle exceeds the threshold cumulative operating profit. There is no maximum limit on the award value that can be earned per Unit. No amounts are payable for a Unit if cumulative operating profit for a performance cycle is less than the threshold cumulative operating profit.

     Due to the sale of the OEM automotive operations, the threshold cumulative operating profit level was reduced by $48.2 million for each year beginning January 1, 1996. Due to acquisitions made during 1997, the threshold cumulative operating profit level was increased by $12.3 million per year. Currently, the threshold cumulative operating profit level for the cycle beginning January 1, 1998 is $492.0 million.

     To tie the executive's compensation more closely to the performance of Coltec Common Stock, actual award value, starting July 1, 1996, will also be dependent on the change in the value of Coltec stock during the three-year performance cycle. The award earned based on the level of achieved operating profit will be increased or decreased by the percentage by which the Coltec stock price performance exceeds or falls short of that of the Standard & Poor's 500 Index during the performance cycle.

     Awards are paid two-thirds in cash and one-third in Common Stock that vests in equal installments over three years thus continuing to tie the ultimate value received by the executive to shareholder value. To encourage additional executive stock ownership, executives electing to receive an additional part of an earned award in Common Stock will receive Common Stock with a value which is 15% greater than the foregone cash award. No more than 1% of the issued and outstanding Common Stock may be awarded under the 1994 Incentive Plan in any year.

BENEFITS

     Coltec also maintains certain benefit programs in which the executive group participates. The compensation attributed to the named executive officers for 1997 from these programs is detailed in this proxy statement. (See Column (i) entitled 'All Other Compensation' on the Summary Compensation Table.) The Compensation Committee believes that the level of benefits received by Mr. Guffey for participation in these programs reflects the levels received by comparable executives in similar organizations.

STOCK OWNERSHIP GUIDELINES

     Coltec established stock ownership guidelines in 1996 for executive officers and certain other key executives as a way to more closely align the interests of its key executives with those of its shareholders. The guidelines set forth a minimum value of Common Stock which Coltec requires each key employee hold. The minimum value established for any particular individual relates to varying multiples of his or her salary depending upon the individual's position with Coltec. The multiple is the highest for the Chief Executive Officer at five times base salary. Coltec expects the guidelines will be met no later than May 2001 by all current covered executives and within five years after hire or promotion for all new executives covered by the guidelines. Coltec further expects that executives will make significant progress each year towards reaching the final stock ownership guidelines.

     The existence of these guidelines is not intended to prevent executives from selling stock that they currently own or receive pursuant to a stock option or other compensation program. Independent third party advisors have recommended, and as a result of these recommendations Coltec expects that executives, including the named executive officers, will continue to periodically sell shares based on tax, estate planning and other personal considerations.

SECTION 162(M) LIMITATIONS

     During 1993, Congress enacted legislation that could limit the deductibility of compensation paid to Coltec's named executive officers. This legislation provides that compensation paid to any one executive in excess of $1 million will not be deductible unless the compensation falls into certain exemptions or is paid under a shareholder approved plan and qualifies as 'performance-based' compensation.

     The Compensation Committee believes that the annual incentive awards and the long-term compensation program components of Coltec's executive compensation program are 'performance-based' and that the process by which compensation levels are determined and payments are made is sound and should be continued. In 1994, shareholders approved amendments to the Annual Plan and the Option Plan, and adopted the 1994 Incentive Plan. As a result of these shareholder actions, the Compensation Committee believes that incentive payments made to the named executive officers under Coltec's incentive compensation plans meet the Internal Revenue Service requirements for 'performance-based' compensation.

                                          Joel Moses, Chairman
                                          Joseph R. Coppola
                                          Richard A. Stuckey

PERFORMANCE GRAPH

     The following is a line graph presentation comparing Coltec's cumulative total shareholder return on the Common Stock with the Standard & Poor's 500 Index and the Dow Jones Industrial Average for the period since January 1, 1993 to December 31, 1997 (assuming an investment of $100 in each on January 1, 1993):

                                   [GRAPH]

                Coltec Industries       Dow Joins Industrial      S&P 500
                -----------------       --------------------      -------

12/31/92               $100                     $100                $100
12/31/93               $ 97                     $117                $110
12/31/94               $ 89                     $123                $112
12/31/95               $ 60                     $168                $153
12/31/96               $ 98                     $217                $189
12/31/97               $120                     $271                $252


     Based on the same assumptions as above, but including only the years 1996 and 1997, the line graph is as follows:

                                   [GRAPH]

                Coltec Industries       Dow Joins Industrial      S&P 500
                -----------------       --------------------      -------

12/31/95               $100                     $100                $100
12/31/96               $162                     $129                $123
12/31/97               $199                     $164                $161

            PROPOSAL 2--APPROVAL OF INCREASE IN THE NUMBER OF SHARES
                  AUTHORIZED TO BE ISSUED UNDER THE 1992 STOCK
                           OPTION AND INCENTIVE PLAN

     In January 1998, the Board of Directors in order to make additional shares of stock available to fulfill the objective of the Corporation to more closely and directly tie the remuneration of its executive officers and key employees to increases in shareholder value, authorized an amendment to the 1992 Stock Option and Incentive Plan (the '1992 Stock Plan') to increase the number of shares of

Common Stock that may be issued under the 1992 Stock Plan from 7,360,000 to 12,160,000. The amendment to the 1992 Stock Plan is subject to approval by the shareholders of Coltec at the Annual Meeting. The full text of the amendment is attached to this proxy statement as Exhibit A.

     The shareholders of Coltec are asked to consider and act upon the matter of approving the amendment to the 1992 Stock Plan. Approval of this Proposal 2 will require the affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting (assuming a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THIS PROPOSAL 2.

DESCRIPTION OF THE 1992 STOCK PLAN.

     The summary of the 1992 Stock Plan which follows is not intended to be complete and is qualified in its entirety by reference to the text of the 1992 Stock Plan which was filed as Exhibit 10.24 to Coltec's 1991 Form 10-K, Exhibit
10.15 to Coltec's 1993 Form 10-K and Exhibit 10.11 to Coltec's 1997 Form 10-K.

     The 1992 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority under the 1992 Stock Plan to adopt rules and regulations with respect thereto, to select the employees to whom awards will be made, to determine the nature and size of each award and to interpret, construe and implement the 1992 Stock Plan. At the 1994 annual meeting of shareholders, the 1992 Stock Plan was amended (i) to increase the number of shares of Common Stock that may be issued under the 1992 Stock Plan from 3,000,000 to 7,360,000 and (ii) to provide that no employee may be awarded in any 36-month period beginning on or after January 1, 1994, options or stock appreciation rights in excess of 15% of the number of shares of Common Stock which are authorized for awards under the 1992 Stock Plan immediately after the 1994 annual meeting of shareholders. In July 1997, the Board of Directors approved Amendment No. 2 to the 1992 Stock Plan to permit the holder of an option to transfer an option, subject to certain conditions, to a member of the employee's immediate family or to a trust established solely for the benefit of one or more members of the employee's immediate family. In October 1997, the Board of Directors increased the percentage limitation on the number of options which can be granted to any one individual from 15% to 25%. Approximately 200 employees of Coltec and its subsidiaries are eligible to participate in the 1992 Stock Plan. As of March 10, 1998, there were 49,830 shares of Common Stock available for issuance under the 1992 Stock Plan.

     The 1992 Stock Plan provides for grants of stock options, restricted shares, incentive stock rights, stock appreciation rights and dividend equivalents, the making of loans to participants to accomplish the purposes of the 1992 Stock Plan and other equity incentive awards established under the plan. The number of stock options, restricted shares, incentive stock rights, stock appreciation rights, dividend equivalents or other incentive benefits granted to any individual, the periods during which they vest or otherwise become exercisable or remain outstanding, and the other terms and conditions with respect to awards under the 1992 Stock Plan are set by the Compensation Committee.

     Shares issued under the 1992 Stock Plan may be in whole or in part, as the Compensation Committee shall from time to time determine, authorized and unissued shares or issued shares that may have been reacquired by Coltec.


     Awards under the 1992 Stock Plan may be made only to salaried employees who are officers or who are employed in an executive, administrative, operations, sales or professional capacity by Coltec or its subsidiaries or to those other employees with potential to contribute to the future success of Coltec or its subsidiaries. Such awards may be made to a director of Coltec provided that the director is also an officer or salaried employee of Coltec or a subsidiary thereof.

     The 1992 Stock Plan provides for equitable adjustments with respect to awards made thereunder upon the occurrence of any increase in, decrease in or exchange of the outstanding shares of Common Stock through merger, consolidation, recapitalization, reclassification, stock split, stock dividend or similar capital adjustment. In addition, the 1992 Stock Plan allows the Compensation Committee, in the event of a change-in-control (as defined in the 1992 Stock Plan), to protect the holders of awards granted under the 1992 Stock Plan by taking certain actions which it deems equitable and in the best interests of Coltec.

     Grants under the 1992 Stock Plan are authorized by the Compensation Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future. However, subject to shareholder approval of Proposal 2, effective January 5, 1998, Mr. Teshoian was granted an option to purchase 200,000 shares of Common Stock at an option price of $22.5625 per share and, effective January 15, 1998, one other executive senior officer of Coltec (not one of the named executive officers) was granted an option to purchase 70,000 shares of Common Stock at an option price of $22.75 per share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain federal income tax consequences of the issuance and exercise of stock options under the 1992 Stock Plan to the recipient and to Coltec. The discussion does not purport to be complete and does not cover, among other things, the state and local tax consequences in connection with the grant and exercise of options.

     In general, an optionee will not be subject to tax at the time a nonqualified stock option is granted. Upon exercise of a nonqualified stock option, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the optionee. In addition, special rules apply under the Internal Revenue Code of 1986, as amended, which may delay the recognition of income upon exercise of nonqualified stock options by executive officers who are subject to the reporting rules under Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and would be subject to liability under Section 16(b) of the Exchange Act.

     Coltec generally will be entitled to a deduction in the amount of an optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a nonqualified stock option. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a nonqualified stock option.

     No taxable income will be realized by an option holder upon the grant or exercise of an incentive stock option. If shares are issued to an option holder pursuant to the exercise of an incentive stock option granted under the 1992 Stock Plan and if a disqualifying disposition of such shares is not made by such option holder (i.e., no disposition is made within two years after the date of grant or within one year after the receipt of such shares by such option holder), then (i) upon sale of such shares, any amount realized in excess of the exercise price of the incentive stock option will be taxed to such option holder as a short-term or long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to Coltec. The difference between the fair market value of the stock on exercise and the applicable exercise price must be taken into account by the executive for alternative minimum tax purposes. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (x) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price thereof, and (y) Coltec will be entitled to deduct an amount equal to such income. Any additional gain recognized by the option holder upon a disposition of such shares prior to the expiration of the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by Coltec.

     The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will constitute an item which increases the option holder's 'alternative minimum taxable income'.

                   PROPOSAL 3--APPROVAL OF AMENDMENT NO. 3 TO
                THE 1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     In January 1998, the Board of Directors approved Amendment No. 3 to the 1994 Stock Option Plan for Outside Directors, subject to approval thereof by the shareholders of Coltec at the Annual Meeting, that increases the number of shares of Common Stock that may be issued under the 1994 Stock Option Plan for Outside Directors from 108,000 to 158,000. Additionally, Amendment No. 3, in keeping with the objective of the Corporation to more closely tie the remuneration of its directors, officers and key employees to increases in shareholder value, provides for an increase in the number of options to be granted to directors from 2,000 on alternate reelection dates to 3,000 on each reelection date. The full text of the amendment is attached to this proxy statement as Exhibit B.

     The shareholders of Coltec are asked to consider and act upon the matter of approving Amendment No. 3 to the 1994 Stock Option Plan for Outside Directors. Approval of this Proposal 3 will require the affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting (assuming a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS PROPOSAL 3.

DESCRIPTION OF THE 1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     The summary of the 1994 Stock Option Plan for Outside Directors which follows is not intended to be complete and is qualified in its entirety by reference to the text of the 1994 Stock Option Plan for Outside Directors which was filed as Exhibit 10.18 to Coltec's 1993 Form 10-K and Exhibit 10.16 to Coltec's 1997 Form 10-K.

     The 1994 Stock Option Plan for Outside Directors provides for automatic grants of stock options to each member of the Board of Directors who is not an employee of Coltec or any of its subsidiaries ('Outside Directors'). Each individual elected as an Outside Director at an annual or special meeting of shareholders is granted an option to purchase 10,000 shares of Common Stock (an 'Initial Option'). Subject to approval of Amendment No. 3 to the 1994 Stock Option Plan for Outside Directors, each Outside Director who is reelected to the Board by the shareholders of Coltec at an annual or special meeting of shareholders of Coltec called for that purpose shall be awarded, effective at the Annual Meeting and thereafter as of each such date of reelection, an additional option to purchase 3,000 shares of Common Stock (the 'Subsequent Options'). Presently, the 1994 Stock Option Plan for Outside Directors provides for the grant of an additional option to purchase 2,000 shares of Common Stock on alternate reelection dates. The per share exercise price of each option is the average closing price of a share of Common Stock as reported on the NYSE Composite Trading tape for the date of grant and the four preceding trading days. In July 1997, the Board of Directors approved Amendment No. 1 to the 1994 Stock Option Plan for Outside Directors to permit the holder of an option to transfer an option, subject to certain conditions, to the holder's immediate family or to a trust established solely for the benefit of one or more members of the holder's immediate family. In January 1998, the Board of Directors approved Amendment No. 2 to the 1994 Stock Option Plan for Outside Directors to provide for the acceleration of the vesting of all options to acquire Common Stock theretofore or thereafter granted in the event of a change-in-control.

     The Initial Options vest 20% per year beginning on the first anniversary date of the date of grant. The Subsequent Options vest 50% per year beginning on the first anniversary date of the date of grant. Each option granted under the 1994 Stock Option Plan for Outside Directors will terminate on the tenth anniversary of the date of grant of the option. In the event of an Outside Director's resignation, removal (other than for cause) or termination as a member of the Board of Directors, the unvested portion of any option granted to Outside Director will terminate as of the date of such event, but the vested portion of the option will remain exercisable until the first anniversary of the date of such event. In the event of the removal of the Outside Director from the Board of Directors for cause, the option (including the vested portion thereof) will terminate in its entirety as of the date of such removal.

     The 1994 Stock Option Plan for Outside Directors is administered by the Chief Executive Officer ('CEO') of Coltec. The CEO has authority under the 1994 Stock Option Plan for Outside Directors to interpret, administer and apply the Plan, and to execute and deliver option certificates on behalf of Coltec.

     Subject to certain limitations set forth in the plan document, the Board of Directors has the right to amend or terminate the 1994 Stock Option Plan for Outside Directors at any time. Unless earlier terminated by the Board of Directors, the 1994 Stock Option Plan for Outside Directors will terminate on July 1, 2004 and no further options under the plan will be awarded after the date.

     No other individuals other than Outside Directors are eligible for grants under the 1994 Stock Option Plan for Outside Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences related to the grant and exercise of options to Outside Directors under the 1994 Stock Option Plan for Outside Directors are substantially similar to the federal income tax consequences described above with respect to the grant of nonqualified stock options under the 1992 Stock Plan (see "Proposal 2--Certain Federal Income Tax Consequences"), except that income and payroll taxes are not required to be withheld by Coltec in connection with the ordinary income recognized by Outside Directors upon exercise of the options.

              PROPOSAL 4--RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as the auditors of Coltec, to serve at the pleasure of the Board of Directors for l998. A member of that firm will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions.

     Arthur Andersen LLP has served as the independent accountants for Coltec for over 25 years, and its knowledge of Coltec has enabled it to carry out its audits with effectiveness and efficiency. If the shareholders do not ratify the reappointment of Arthur Andersen LLP as independent public accountants, the selection of other independent accountants will be considered by the Board of Directors.

     The shareholders of Coltec are asked to consider and act upon the matter of ratifying the appointment of Arthur Andersen LLP. Approval of this Proposal 4 by the shareholders will require the affirmative votes of the holders of a majority of the shares of Common Stock voting at the meeting (assuming a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THIS PROPOSAL 4.

                                 OTHER MATTERS

     In addition to the use of the mails, proxies may be solicited, at the expense of Coltec, by employees and directors of Coltec personally or by telephone, facsimile transmission, telegram or other means of communication. In addition, Kissel-Blake Inc. has been retained by Coltec on behalf of the Board of Directors as soliciting agent and will be paid a fee of $5,500 by Coltec for this service. Kissel-Blake Inc. will distribute proxy materials, solicit proxies and request brokerage houses and other nominees to forward soliciting materials to beneficial holders of Coltec Common Stock. Coltec will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock.

     As of the date of this Proxy Statement, management has no knowledge of any business other than that described herein that will be presented for consideration at the meeting. In the event any other business is presented at the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by November 20, 1998, by the Secretary of Coltec (at the address set forth on page one of this Proxy Statement) for inclusion in the Proxy Statement and proxy relating to that meeting.

                                 ANNUAL REPORTS

     Coltec's 1997 Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1997, accompanies this Proxy Statement. Coltec's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, will be made available (without exhibits), free of charge, to interested shareholders upon written request to the Secretary of Coltec (at the address set forth on page one of this Proxy Statement).

                                          By Order of the Board of Directors

                                          John W. Guffey, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer

Charlotte, North Carolina
March 20, 1998

                                                                       EXHIBIT A

                                AMENDMENT NO. 3
                                     TO THE
                             COLTEC INDUSTRIES INC
                      1992 STOCK OPTION AND INCENTIVE PLAN

     The first sentence of Section 4. Shares of Stock Subject to the Plan. is hereby amended to read as follows:

            'The number of shares of Common Stock under the Plan that may be issued pursuant to Incentive Stock Rights, Stock Options (including any Stock Options granted pursuant to Section 12(b) hereof), Stock Appreciation Rights and Restricted Stock grants shall not exceed in the aggregate, 12,160,000 shares of Common Stock.'

                                                                       EXHIBIT B

                                AMENDMENT NO. 3
                                       TO
                THE 1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     1. The first sentence of Article III. Shares Available. is hereby amended to read as follows:

          'Subject to the provisions of Article XII of the Plan, no more than 158,000 shares of Common Stock shall be issued pursuant to the exercise of Options granted under the Plan.'

     2. Section 5.02 is hereby amended in its entirety to read as follows:

          5.02 Periodic Grants. 'Each Outside Director who is reelected to the Board by the shareholders of the Company at an Annual or Special Meeting of the shareholders of the Company called for that purpose shall be awarded, effective as of each such date of reelection, an additional Option to purchase 3,000 shares of Common Stock (the 'Subsequent Option').'

[LOGO]                                                 COLTEC INDUSTRIES INC
                                                       3 COLISEUM CENTRE
                                                       2550 WEST TYVOLA ROAD
                                                       CHARLOTTE, NC 28217

                            THIS PROXY IS SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints JOHN W. GUFFEY, JR., and DAVID D. HARRISON, and each of them, with full power of substitution, as proxy or proxies to vote all stock of Coltec Industries Inc owned by the undersigned, with like effect as if the undersigned were personally present and voting at the annual meeting of shareholders of Coltec Industries Inc to be held at 9:30 a.m., local time, on Thursday, May 7, 1998, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, and at any adjournment or adjournments thereof, on the items of business set forth on the reverse side hereof and on such other business as may properly come before the meeting and hereby revokes any proxy or proxies heretofore given.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.






 ................................................................................
                           ^ FOLD AND DETACH HERE ^

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED 'FOR' THE NOMINEES IN PROPOSAL 1 AND 'FOR' PROPOSALS 2, 3 AND 4.

Please mark your votes as indicated in this example [X]

The Board of Directors recommends a vote 'FOR' the nominees in Proposal 1 and 'FOR' Proposals 2, 3 and 4.

                        FOR ALL NOMINEES          WITHHELD
                        STANDING FOR ELECTION     FOR ALL
Proposal 1-Election     [ ]                       [ ]        A vote FOR the
of the following                                             nominees includes
nominees as                                                  discretionary
Directors:                                                   authority to vote
                                                             for a substitute
                                                             nominee if any of
Joseph R. Coppola                David I. Margolis           the nominees listed
William H. Grigg                 Joel Moses                  becomes unable or
John W. Guffey, Jr.              Richard A. Stuckey          unwilling to serve.
David D. Harrison                Nishan Teshoian

Withhold for the following only
(Write the name of the nominee(s) in the space below)

-----------------------------------------------------




                                                     FOR    AGAINST    ABSTAIN
Proposal 2-Increase in shares to be issued under     [ ]      [ ]        [ ]
the 1992 Stock Option and Incentive Plan

                                                     FOR    AGAINST    ABSTAIN
Proposal 3-Amendment No. 3 to the 1994 Stock         [ ]      [ ]        [ ]
Option Plan for Outside Directors

                                                     FOR    AGAINST    ABSTAIN
Proposal 4-Appointment of Independent Public         [ ]      [ ]        [ ]
Accountants

Signature(s) ______________________________________ Dated ______________ , 1998
Note: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

                           ^ FOLD AND DETACH HERE ^

                       CONFIDENTIAL VOTING INSTRUCTIONS

                     -----------------------------------

                                 Common Stock

The shares to which these instructions relate will be voted as directed. If no direction is given when the duly executed instructions are returned, the shares will be voted in the same proportion as instructions are received for shares credited to the accounts of participants in the Walbar Canada Inc. Employee Savings and Profit Sharing Plan.

         PLEASE MARK YOUR CHOICE LIKE THIS:  |X| IN BLUE OR BLACK INK

         The undersigned hereby instructs the Trustees of the Walbar Canada Inc. Employee Savings and Profit Sharing Plan, to vote all stock of Coltec Industries Inc credited to my account in the Walbar Canada Inc. Employee Savings and Profit Sharing Plan at the annual meeting of shareholders of Coltec Industries Inc to be held at 9:30 a.m., local time, on Thursday, May 7, 1998, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, and at any adjournment or adjournments thereof, on the items of business set forth below and on such other business as may properly come before the meeting.

PROPOSAL 1 -          Election of the following nominees as Directors:
                      Joseph R. Coppola, William H. Grigg, John W. Guffey,
                      Jr., David D. Harrison, David I. Margolis, Joel Moses,
                      Richard A. Stuckey and Nishan Teshoian.

Instructions to vote for the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

FOR ALL NOMINEES STANDING FOR ELECTION |_|

WITHHELD FOR ALL NOMINEES |_|

Withheld for the following only (write
the name of the nominee(s) in the space below)


--------------------------------------

PROPOSAL 2 -         Increase in shares to be issued under the 1992 Stock Option and Incentive Plan

        FOR                        AGAINST                     ABSTAIN
        |_|                          |_|                         |_|

PROPOSAL 3 -         Amendment No. 3 to the 1994 Stock Option Plan for Outside
                     Directors

        FOR                        AGAINST                     ABSTAIN
        |_|                          |_|                         |_|


PROPOSAL 4 -         Appointment of Independent Public Accountants

        FOR                        AGAINST                     ABSTAIN
        |_|                          |_|                         |_|

                                       DATE:___________________________________

                                       SIGNATURE:______________________________